Exhibit 99.1

ImmuCell Bolsters its Innovation Strategy with Appointments of
Dr. Gilles Guillemette and Dr. Anthony DiMarco to the Board, and Moves to a Smaller Board of Independent Directors

For Immediate Release

PORTLAND, Maine – April 13, 2026 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), an animal health biologics company that develops and markets products to improve calf health and productivity, announced that Dr. Gilles Guillemette and Dr. Anthony DiMarco have been appointed to its Board of Directors, effective April 15, 2026. The Company also announced it is moving to a 7-person Board of Directors with six Independent Directors and the CEO, and that it will create a Strategy and Technology Committee of the Board of Directors.

Dr. Guillemette has more than 30 years of executive experience in animal health therapeutics. He has held executive positions at Elanco, Bayer, Henry Schein, Chewy, and Trupanion, where he had significant P&L responsibilities, led strategy, business development and finance functions, and managed regulated therapeutic operations. Dr. Guillemette is currently an Operating Partner at Archimed and earned his Doctor of Veterinary Medicine in Nantes, France. He will Chair the new Strategy and Technology Committee and serve on the Audit Committee.

Dr. DiMarco brings four decades of scientific leadership in human and animal health biologics companies. For 21 years, he was Vice President of R&D and Global Manufacturing at IDEXX where he developed new products and implemented productivity improvements. Previously, Dr. DiMarco spent 10 years in scientific roles at Abbott Laboratories. Dr. DiMarco serves as Chair of Educate Maine and received his Ph.D. in Microbiology from the University of Illinois. He will serve on the Compensation, Nominations, and Strategy & Technology Committees.

Dr. DiMarco said, “My first introduction was in helping ImmuCell develop a manufacturing yield improvement plan and I look forward to working with the team to consider opportunities to further develop hyperimmune colostrum technology and expand the First Defense® line.”
Mr. Guillemette added, “This is an exciting time to join the ImmuCell Board as the company develops and executes new innovation strategies to accelerate the growth of First Defense®.”

“Dr. Guillemette strengthens our board with expertise in animal health strategy and M&A, complemented by a veterinary background that will help us develop an innovation strategy based on clinical relevance,” commented Olivier te Boekhorst, President and Chief Executive Officer of ImmuCell. “Dr. DiMarco brings experience improving biological manufacturing processes and a track record of developing successful new animal health products. Joined by Gloria Basse and Kathy Turner, they will serve on our new Strategy and Technology Committee that will support management with strategic and technical expertise as we pursue opportunities to improve our yield, expand our capacity, and generate innovation-driven growth of First Defense®. We are also pleased to advance our corporate governance by moving to an independent board.”

The Company is moving to a 7-person Board of Directors with six Independent Directors and the CEO and gratefully acknowledges the many valuable contributions and dedicated service of Bryan Gathagan and non-independent members Michael Brigham and Bobbi Brockmann, who will retire from the Board effective April 15, 2026, and Timothy Fiori who will retire from the Board after the 2026 Annual Meeting. Ms. Brockmann and Mr. Fiori will continue their executive roles at the Company.

Effective April 15, 2026, the independent members of the Board of Directors of ImmuCell will be Dr. David Tomsche DVM (Chair), Ms. Gloria Basse, Dr. Anthony DiMarco Ph.D., Dr. Gilles Guillemette DVM, Ms. Kathy Turner, and Mr. Paul Wainman.

About ImmuCell

ImmuCell Corporation (Nasdaq: ICCC) is an animal health biologics company serving the dairy and beef industries with practical, science-based solutions that improve the survivability, health, and long-term performance of dairy and beef calves. The Company’s primary product line, First Defense®, provides Immediate Immunity™ through colostrum-derived, orally delivered antibodies against the principal viral and bacterial causes of scours, one of the most prevalent and deadly diseases in neonatal calves worldwide. The Annual Meeting of Stockholders of ImmuCell Corporation will be held remotely via a live audio webcast as well as by telephone conference call on Thursday, June 11, 2026 at 9:30 AM ET. Press releases and other information about the Company, including an updated Investor Presentation that provides an overview of the Company’s business, are available at http://www.immucell.com/investors.

Contacts: Olivier te Boekhorst, President and CEO
Timothy C. Fiori, Chief Financial Officer
ImmuCell Corporation
investor.relations@immucell.com

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
iccc@lythampartners.com